EXHIBIT 99.1
NEWS
MEDIA CONTACTS:
Jess Blackburn, David Frink
(512) 725-1087, (512) 728-2678
jess_blackburn@dell.com
david_frink@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
DELL ADOPTS MAJORITY VOTING FOR DIRECTOR ELECTIONS
ROUND ROCK, Texas, Jan. 31, 2006 – The board of directors of Dell today strengthened the company’s corporate governance framework by amending bylaws regarding the election of directors.
     Under the new majority vote standard – which replaces plurality voting for uncontested director elections – a nominee for a seat on the board must receive favorable votes from holders of a majority of the shares entitled to vote. In contested elections, directors will continue to be elected by plurality vote.
     The board also revised the company’s corporate governance principles to implement the majority vote standard. Under the revised principles, an incumbent director who does not receive the required majority vote for re-election will be required to tender a resignation. The board will accept or reject the resignation, or take other appropriate action, based on the best interests of Dell and its stockholders, and will publicly disclose its decision and rationale within 90 days.

About Dell
     Dell Inc. (NASDAQ:DELL) is a trusted and diversified information technology supplier and partner, and sells a comprehensive portfolio of products and services directly to customers worldwide. Dell, recognized by Fortune magazine as America’s most admired company and No. 3 globally, designs, builds and delivers innovative, tailored systems that provide customers with exception value. Company revenue for the last four quarters was $54.2 billion. For more information about Dell and its products and services, visit www.dell.com.
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